EXHIBIT 99.1

NewMarket Corporation Reports Fourth Quarter and Full Year 2018 Results

•	Petroleum Additives Fourth Quarter Operating Profit of $79.5 Million, Up 7.2%, and Full Year Operating Profit of $311.0 Million, Down 9.9%

•	Fourth Quarter Net Income of $62.8 Million and Earnings Per Share of $5.58

•	Full Year Net Income of $234.7 Million and Earnings Per Share of $20.34

•	603,449 Shares Repurchased in 2018

Richmond, VA, February 6, 2019 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the fourth quarter and full year 2018.
Profit before income taxes for the fourth quarter of 2018 was $71.1 million compared to $64.9 million for the fourth quarter of 2017. Net income for the fourth quarter of 2018 was $62.8 million, or $5.58 per share, compared to net income of $4.1 million, or $.35 per share, for the fourth quarter of 2017. Profit before income taxes for 2018 was $290.3 million compared to $315.4 million for 2017. Net income for 2018 was $234.7 million, or $20.34 per share, compared to net income of $190.5 million, or $16.08 per share, for 2017. Net income for all periods included effects of the tax reform act enacted on December 22, 2017, commonly known as the “Tax Cuts and Jobs Act” (the “Tax Reform Act”).
Sales for the petroleum additives segment for the fourth quarter of 2018 were $537.2 million, down 3.5% versus the same period last year. Petroleum additives operating profit for the fourth quarter of 2018 was $79.5 million, or 7.2% higher than fourth quarter operating profit last year of $74.2 million. The increase was mainly due to changes in selling prices and foreign currency rates, partially offset by higher raw material costs and lower shipments. Shipments were down 10.2% from the same period last year with decreases in both lubricant additives and fuel additives shipments. All regions except Asia Pacific contributed to the decrease in lubricant additives shipments, and Latin America was the only region reporting an increase in fuel additives shipments.
For the year, petroleum additives sales were $2.3 billion compared to sales in 2017 of $2.2 billion, or an increase of 4.3%. Petroleum additives operating profit for 2018 was $311.0 million, or 9.9% lower than last year’s $345.0 million. The decrease was due mainly to higher raw material and conversion costs, partially offset by changes in selling prices. Shipments decreased 2.8% versus 2017 with decreases in both lubricant additives and fuel additives shipments. The regional drivers for those decreases were consistent with the drivers in the fourth quarter discussed above.
Petroleum additives operating margin was 13.6% for 2018 compared to 15.8% for 2017. Throughout 2018 we continued to see downward pressure on our operating margin due mainly to the steady increase in raw material costs over the past two years. While our efforts have been focused on recovering these cost increases, we have been experiencing the lag between when price increases go into effect and when margins start to improve. Margin recovery will be our number one priority throughout 2019 so that they will again be consistent with our historical ranges.
Income tax expense was $8.3 million for the fourth quarter of 2018 compared to $60.9 million for the fourth quarter of 2017, and $55.6 million for 2018 compared to $124.9 million for 2017. The main driver for the difference between the comparative periods was additional income tax expense in the fourth quarter of 2017 of $31.4 million related to the enactment of the Tax Reform Act, primarily due to a one-time deemed repatriation tax on untaxed accumulated foreign earnings. In addition, the Tax Reform Act reduced the U.S. corporate tax rate from 35% to 21% beginning in 2018, reducing the income tax expense in both 2018 periods.
During 2018, we funded capital expenditures of $74.6 million, and returned $312.4 million to our shareholders through dividends ($80.4 million) and share repurchases (603,449 shares of our common stock for a total of $232.0 million), through a combination of borrowing under our revolving credit facility and cash from operations.

As we look forward to 2019 and beyond, we expect continued strength in our petroleum additives business and the industry as a whole. We will continue to make decisions we believe will promote the greatest long-term value for our shareholders, customers and employees, and will remain focused on our long-term objectives. This will be evidenced through our ongoing commitment to provide customers with innovative solutions to meet their business needs, investments in our supply capabilities, and technology-driven initiatives. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all of our stakeholders.

Sincerely,
Thomas E. Gottwald

The Company has disclosed the non-GAAP financial measure EBITDA and the related calculation in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation and amortization. The Company believes that even though this item is not required by or presented in accordance with United States generally accepted accounting principles (GAAP), this additional measure enhances understanding of the Company’s performance and period to period comparability. The Company believes that this item should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EST on Thursday, February 7, 2019, to review fourth quarter and year-end 2018 financial results. You can access the conference call live by dialing 1-866-682-6100 (domestic) or 1-862-298-0702 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until February 14, 2019 at 11:59 p.m. EST by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay ID number is 42300. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investornetwork.com/event/presentation/42300. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at manufacturing facilities, including single-sourced facilities; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; failure to attract and retain a highly-qualified workforce; hazards common to chemical businesses; competition from other manufacturers; sudden or sharp raw material price increases; the gain or loss of significant customers; the occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; an information technology system failure or security breach; political, economic, and regulatory factors concerning our products; current and future governmental regulations; resolution of environmental liabilities or legal proceedings; our inability to realize expected benefits from investment in our infrastructure or from recent or future acquisitions, or our inability to successfully integrate recent or future acquisitions into our business; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our 2017 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenue:
Petroleum additives	$537,171	$556,938	$2,280,803	$2,187,283
All other	1,141	3,044	8,872	11,121
Total	$538,312	$559,982	$2,289,675	$2,198,404
Segment operating profit:
Petroleum additives	$79,525	$74,176	$311,019	$345,017
All other	(1,290)	1,192	(3,256)	4,135
Segment operating profit	78,235	75,368	307,763	349,152
Corporate unallocated expense	(3,618)	(9,080)	(19,651)	(26,641)
Interest and financing expenses	(8,187)	(5,360)	(26,723)	(21,856)
Other income (expense), net	4,665	4,014	28,896	14,787
Income before income tax expense	$71,095	$64,942	$290,285	$315,442
Net income	$62,803	$4,072	$234,734	$190,509
Earnings per share - basic and diluted	$5.58	$0.35	$20.34	$16.08

Notes to Segment Results and Other Financial Information
Certain prior year amounts have been reclassified to reflect the adoption of Accounting Standard Update No. 2017-07, "Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost". There was no impact to income before income tax expense.

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net sales	$538,312	$559,982	$2,289,675	$2,198,404
Cost of goods sold	396,474	414,785	1,704,312	1,562,017
Gross profit	141,838	145,197	585,363	636,387
Selling, general, and administrative expenses	31,747	44,165	152,400	167,651
Research, development, and testing expenses	34,271	34,308	140,289	146,002
Operating profit	75,820	66,724	292,674	322,734
Interest and financing expenses, net	8,187	5,360	26,723	21,856
Other income (expense), net	3,462	3,578	24,334	14,564
Income before income tax expense	71,095	64,942	290,285	315,442
Income tax expense	8,292	60,870	55,551	124,933
Net income	$62,803	$4,072	$234,734	$190,509
Earnings per share - basic and diluted	$5.58	$0.35	$20.34	$16.08
Cash dividends declared per share	$1.75	$1.75	$7.00	$7.00

Notes to Consolidated Statements of Income
Certain prior year amounts have been reclassified to reflect the adoption of Accounting Standard Update No. 2017-07, "Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost". There was no impact to net income.

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts, unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$73,040	$84,166
Trade and other accounts receivable, less allowance for doubtful accounts ($178 - 2018; $215 - 2017)	314,860	335,317
Inventories	396,341	383,097
Prepaid expenses and other current assets	29,179	31,074
Total current assets	813,420	833,654
Net property, plant, and equipment	644,138	652,281
Intangibles (net of amortization) and goodwill	136,039	144,337
Prepaid pension cost	88,705	66,495
Deferred income taxes	5,094	4,349
Deferred charges and other assets	9,878	11,038
Total assets	$1,697,274	$1,712,154
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$151,631	$159,408
Accrued expenses	91,202	107,999
Dividends payable	17,923	19,055
Income taxes payable	6,431	16,340
Other current liabilities	4,114	13,991
Total current liabilities	271,301	316,793
Long-term debt	770,999	602,900
Other noncurrent liabilities	165,067	190,812
Total liabilities	1,207,367	1,110,505
Shareholders' equity:
Common stock and paid-in capital (without par value; issued and outstanding shares - 11,184,482 at December 31, 2018 and 11,779,978 at December 31, 2017)	0	0
Accumulated other comprehensive loss	(181,316)	(145,994)
Retained earnings	671,223	747,643
Total shareholders' equity	489,907	601,649
Total liabilities and shareholders' equity	$1,697,274	$1,712,154

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Twelve Months Ended December 31,
	2018	2017
Net income	$234,734	$190,509
Depreciation and amortization	71,759	55,340
Cash pension and postretirement contributions	(64,756)	(26,264)
Noncash pension and postretirement expense	4,903	7,959
Working capital changes	(54,412)	(36,326)
Deferred income tax expense	14,527	27,375
Tax Reform Act expense	0	31,375
Capital expenditures	(74,638)	(148,713)
Acquisition of business (net of $1,131 cash acquired)	0	(183,930)
Net borrowings (repayments) under revolving credit facility	168,129	(156,000)
Issuance of 3.78% senior notes	0	250,000
Repurchases of common stock	(232,016)	(25,998)
Dividends paid	(80,448)	(82,885)
All other	1,092	(10,430)
Increase (decrease) in cash and cash equivalents	$(11,126)	$(107,988)

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net Income	$62,803	$4,072	$234,734	$190,509
Add:
Interest and financing expenses, net	8,187	5,360	26,723	21,856
Income tax expense	8,292	60,870	55,551	124,933
Depreciation and amortization	18,011	15,860	70,618	54,240
EBITDA	$97,293	$86,162	$387,626	$391,538